Exhibit 10.15

November 29, 2018

Romesh Subramanian

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Re:	Offer Letter Dated March 21, 2018

Dear Romesh:

The Offer Letter dated March 21, 2018 (the “Offer Letter”) between you and Dyne Therapeutics, Inc. (the “Company”) provides that you will serve as the Chief Scientific Officer of the Company and that you will report to the Chief Executive Officer of the Company. In connection with your election to President and Chief Executive Officer of the Company on the date hereof, the Company and you agree as follows:

1. Your Base Salary as defined in the Offer Letter will be increased to $350,000 per year, effective as of December 1, 2018, and your annual incentive bonus target percentage (as contemplated by Section 3 of the Offer Letter) will be increased to thirty-five percent (35%) of your annual salary rate for the 2019 fiscal year;

2. Consistent with the restricted stock award previously granted to you, your target equity percentage of the Company’s fully diluted capitalization as set forth in Section 4 of the Offer Letter is hereby increased from three percent (3%) to four percent (4%); and

3. For so long as you are elected by the Board to serve as President and Chief Executive Officer of the Company, you shall cease to serve as Chief Scientific Officer and Section 1 of the Offer Letter will be deemed modified to reflect your position as Chief Executive Officer and that you will report to the Board of Directors of the Company (the “Board”); provided, however, that if, prior to a Change in Control (as defined in the Offer Letter), the Board determines that it is in the best interests of the Company that you serve as Chief Scientific Officer instead of President and Chief Executive Officer, (a) you shall resume such position and the provisions of Section 1 of the Offer Letter prior to such modification shall come back into effect and (b) such transition will not be deemed a basis for a Resignation for Good Reason under clause (ii) of Section 11(e) or otherwise. For the avoidance of doubt, in the event that you resume the position of Chief Scientific Officer of the Company following such a determination by the Board, there will be no reduction to your then-current Base Salary or annual incentive bonus target percentage.

In all other respects, the Offer Letter and the terms thereof shall remain in full force and effect without modification. If you are in agreement with the foregoing, please indicate your approval below.

Dyne Therapeutics, Inc.

/s/ Jason Rhodes
Jason Rhodes
Chairman

Agreed this 29th day of
November, 2018

/s/ Romesh Subramanian
Romesh Subramanian